MOMENTUM PLUS


The following is an example of the calculation of the Money Market Division's yield for the seven-day period ended December 31, 1993. Yields may fluctuate substantially from the example shown.


1.   The value of one Unit in a hypothetical
     account (excluding capital changes) at the
     beginning of the seven-day period
     (December 24, 1993)                                    $101.640786

2.   The value of one Unit in the same hypothetical
     account (excluding capital changes) at the
     end of the seven-day period
     (December 31, 1993)                                     101.673041

3.   Net change in Unit Value [(1) subtracted
     from (2)]                                                  .032255

4.   Adjustment to the net change in the Unit Value
     to reflect the average annual administrative
     expense charge                                             .001753

5.   Adjusted net change in the Unit Value [(4)
     subtracted from (3)]                                       .030502

6.   Base period return [(5) divided by (1)]                    .000300

7.   Current yield [(6) annualized (multiplied by
     365/7)]                                                   1.56%

8.   Effective Yield                                           1.58%